EXHIBIT 5.2

June 11, 2008

The Board of Directors of

American Steel and Aluminum Corporation

1050 University Avenue

Norwood, Massachusetts 02062

Re:	$315,000,000 aggregate principal amount of 11.5% Senior Secured Notes due November 15, 2015 of Novamerican Steel Finco Inc.

We have acted as local corporate counsel in the State of Massachusetts to American Steel and Aluminum Corporation, a Massachusetts corporation (the “Massachusetts Guarantor”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”), filed by Novamerican Steel Finco Inc. (the “Company”), as issuer, Novamerican Steel Inc. f/k/a Symmetry Holdings Inc., a Delaware corporation (“Novamerican”), as a guarantor, and Novamerican Steel Holdings Inc., a Delaware corporation (“Novamerican Steel Holdings”), Novamerican Steel U.S. Inc. f/k/a Integrated Steel Industries, Inc., a Delaware corporation (“Nova U.S.”), the Massachusetts Guarantor, Nova Tube and Steel, Inc., a Delaware corporation (“Nova Steel”), Novamerican Tube Holdings, Inc., a Delaware corporation (“Nova Tube”), and Nova Tube Indiana, LLC, a Delaware limited liability company (“Nova Indiana LLC”; collectively with Novamerican, Nova U.S., the Guarantor, Nova Steel and Nova Tube, the “Guarantors”), as guarantors, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to $315,000,000 principal amount of 11.5% Senior Secured Notes due 2015 issued by the Company (the “Notes”) and guaranteed by the Guarantors (the “Guarantees”), as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). The Notes were issued pursuant to the Indenture, dated as of November 15, 2007 and supplemented as of December 3, 2007 (as so supplemented, the “Indenture”), among the Company, the Guarantors and The Bank of New York, as Trustee. The Registration Statement is being filed with the Commission pursuant to the Registration Rights Agreement dated as of November 15, 2007 (the “Registration Rights Agreement”) among the Company, the Guarantors including the Massachusetts Guarantor, J.P. Morgan Securities Inc. and CIBC World Markets Corp. As such counsel, you have requested our opinion as to the matters described herein relating to the registration by the Massachusetts Guarantor of its Guarantee.

In connection with this opinion, we have examined and relied upon (i) Articles of Incorporation and By-Laws of the Massachusetts Guarantor, in each case as amended and restated through the date hereof and made available to us by officers of the Massachusetts Guarantor, (ii) minutes of the corporate proceedings of the Massachusetts Guarantor through the date hereof, as made available to us by officers of the Massachusetts Guarantor, (iii) an executed copy of the Registration Statement and all exhibits thereto in the form filed with the Commission; (iv) a copy of the Prospectus, (v) executed copies of each of the Indenture and the Registration Rights Agreement, and (vi) such other documents as we have deemed appropriate to render the opinion set forth below. In the course of our examination, we have assumed, without independently verifying or having any duty to verify, that all documents required to be duly authorized, executed and delivered by a party or parties other than the Massachusetts Guarantor have

American Steel and Aluminum Corporation

June 11, 2008

been duly authorized, executed and delivered by such party or parties and are enforceable against such party or parties. In addition, we have assumed the genuineness of all signatures, the authenticity of all originals, the authority of all signatories to sign on behalf of their principals, if any, the conformity to originals of all copies, the authenticity of the originals of such copies and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Massachusetts Guarantor.

This opinion is subject to the following additional limitations and qualifications:

(a)        The opinion expressed below is limited to Massachusetts law and the federal law of the United States.

(b)       We have assumed that the Notes and the Guarantees (including the Guarantee of the Massachusetts Guarantor) have been duly executed and, in the case of the Notes, authenticated in accordance with the terms of the Indenture and delivered to the purchasers thereof.

(c)        Our opinion is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

(d)       We note that enforcement of choice of law provisions may depend on policy issues, and the cases in this area tend to be fact-specific. In general, under Massachusetts law, parties to a contract may stipulate the law which governs their contract, provided that the designated jurisdiction has some substantial relation to the contract. This standard is also used by federal courts sitting in Massachusetts. An exception to this principle is that the contractual choice of law would not be followed if a serious conflict with state policy were to result. We are not aware of any Massachusetts public policy which would be seriously affronted by the enforcement of the Senior Notes Documents to which the Massachusetts Guarantor is a party in accordance with the laws of New York.

(e)        We express no opinion as to the enforceability of any provision contained in Senior Notes Documents whereby any party thereto purports to waive his or its rights to a trial by jury, rights to notice or a hearing or other rights granted by constitution or statute.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Guarantee of the Massachusetts Guarantor constitutes a legal, valid and binding obligation of the Massachusetts Guarantor, enforceable against the Massachusetts Guarantor in accordance with its terms.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Without limitation to the foregoing, we express no opinion as to federal securities laws or M.G.L. Chapter 110A the Uniform Securities Act as enacted in Massachusetts.

This opinion is rendered as of the effective date set forth above and we express no opinion as to circumstances or events which may occur subsequent to such date. We shall have no obligation hereunder to inform the addressees of changes in law or facts subsequent to the date hereof or facts of which we become aware after the date hereof.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the identification of our firm as local counsel to the Massachusetts Guarantor. In giving such consent, we do

American Steel and Aluminum Corporation

June 11, 2008

not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Kelley Drye & Warrant LLP may rely on this opinion in rendering their opinion to you with respect to the validity and enforceability of the Guarantees for inclusion as an exhibit to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP
Nutter, McClennen & Fish, LLP